SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                             FORM 8-K

                         CURRENT REPORT



                Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


                  Date of Report - June 15, 2000
                (Date of earliest event reported)


                     Questar Pipeline Company
        (Exact name of registrant as specified in charter)



     STATE OF UTAH            0-14147          87-0307414
(State or other juris-     (Commission      (I.R.S. Employer
diction of incorporation    File No.)      Identification No.)
  or organization)




P. O. Box 45360, 180 East 100 South, Salt Lake City, Utah  84145-0360
             (Address of principal executive offices)


Registrant's telephone number, including area code (801) 324-5555





                          Not Applicable
  (Former name or former address, if changed since last report.)



Item 5.  Other Events.

     On June 15, 2000, a lawsuit was filed against Questar Pipeline Company ("Questar Pipeline" or the "Company") and several of its affiliates. The lawsuit, which was filed in a Colorado state district court, was brought by KN TransColorado, Inc. ("KNTC"), a subsidiary of Kinder Morgan, Inc. Questar TransColorado, Inc. ("QTC"), a wholly owned subsidiary of Questar Pipeline, and KNTC are 50 percent partners in the TransColorado Gas Transmission Company ("TC Partnership"), the partnership that constructed, owns, and currently operates the TransColorado pipeline project. Other Questar Pipeline affiliates named in the lawsuit include Questar Corporation, the Company's parent; QTC; and TC Partnership. QTC has a contractual right to put its 50 percent interest in the TC Partnership to KNTC during a 12-month period commencing March 31, 2001, for $121,000,000 (subject to adjustment).

     The complaint basically alleges that Questar Pipeline and its named Questar affiliates breached their fiduciary duties to TC Partnership and KNTC by developing and working on a plan to construct and operate a new pipeline that would compete with the TransColorado pipeline and render such pipeline economically unviable. (Questar Pipeline's proposed Main Line 104 project mentioned in the Company's Form 10-K for 1999 is the project that allegedly competes with the TransColorado pipeline.) The complaint contains claims for declaratory relief, breach of fiduciary duty, breach of contract, breach of implied covenants of good faith and fair dealing, misrepresentation, tortious concealment, rescission, estoppel, imposition of a constructive trust, an accounting, and dissolution of the TC Partnership.

     KNTC is seeking damages in the amount of $150,000,000, plus punitive damages, and a declaratory judgment that KNTC's obligation to purchase QTC's interest in the project be declared void and unenforceable. KNTC's action to dissolve the TC Partnership, if not timely dismissed, may constitute an event of default under the terms of a credit agreement for which the Company has provided a guaranty of $100,000,000.

     Questar Pipeline and its affiliates deny any wrongdoing of any kind, believe that the allegations are totally without merit, and intend to vigorously defend all of the claims.



                                   Questar Pipeline Company
                                        (Registrant)



June 23, 2000                           By    /s/ D. N. Rose

   (Date)                               D. N. Rose
                                        President and Chief
Executive Officer